EXHIBIT 99.1
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Contact:
Tom Daly
Hydrogen Engine Center
515-295-3178 X181
tdaly@hydrogenenginecenter.com
www.hydrogenenginecenter.com

            Hydrogen Engine Center, Inc. Strengthens Engineering Team
                      Robert Mendlesky To Head Engineering

Algona, IA, January 19, 2006 - Hydrogen Engine Center, Inc. (HEC), (OTCBB; HYEG.OB) announced today that it has hired Robert Mendlesky for its Director of Engineering position. He will be responsible for growing the company's engine applications capabilities and advising the engine design group. Mr. Mendlesky recently retired from Ford Motor Company.

"We want to make it easy to choose clean engines for industrial purposes," said Ted Hollinger, President. "With Bob's help, we can simplify both the decision to use and the application of our engines," he added. "For too long, the knowledge of how clean technologies can be used has been in the hands of a very small group of specialists. If we are to have any real impact on our environment, we must put it in everyone's hands."

Mr. Mendlesky most recently was part of Ford's efforts to adapt hydrogen-fueled engines to applications such as airport baggage tractors, and generator sets. He brings more than thirty years experience in R&D, new product development, and applications to HEC.

HEC is in the process of expanding its role in the industrial engine market, intending to fill the void left when large automotive companies re-focused their efforts to concentrate on vehicle engines. By strengthening HEC's ability to help customers in the industrial market, the company expects strong growth.

About Hydrogen Engine Center Inc.

Hydrogen Engine Center Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. HEC engines are designed to use hydrogen, but may be configured to use gasoline or other alternative fuels. The President of Hydrogen Engine Center Inc. is Ted Hollinger. Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. The Company (HYEG.OB) is located at 602 East Fair Street, Algona, IA 50511.


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This press release may contain  certain  forward-looking  statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For Press Contact:                         For Technical Content:
Tom Daly                                   Ted Hollinger
HEC Corporate Communications               President
515-295-3178  X181                         515-295-3178
tdaly@hydrogenenginecenter.com             thollinger@hydrogeneneginecenter.com


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